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                                                                 EXHIBIT 11-2Q

                               LSI INDUSTRIES INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE)


                                                Three Months Ended      Six Months Ended
                                                    December 31            December 31
                                                ------------------      -----------------
                                                 1997       1996         1997        1996
                                                 ----       ----         ----        ----

BASIC EARNINGS PER SHARE
------------------------

     Net Income                                 $3,680      $2,718      $6,655      $4,854
                                                ======      ======      ======      ======

     Weighted Average Shares Outstanding
         Weighted average shares
         outstanding during the period,
         net of treasury shares                  9,542       9,017       9,533       9,006
                                                ======      ======      ======      ======

     Basic Earnings per Share                   $  .39      $  .30      $  .70      $  .54
                                                ======      ======      ======      ======

DILUTED EARNINGS PER SHARE
--------------------------

     Net Income                                 $3,680      $2,718      $6,655      $4,854
                                                ======      ======      ======      ======

     Weighted Average Shares Outstanding
         Weighted average shares
         outstanding during the period,
         net of treasury shares                  9,542       9,017       9,533       9,006

         Effect of Dilutive Securities:
              Common Shares to be issued
              under stock option plans and
              a deferred compensation plan         222         149         202         204
                                                ------      ------      ------      ------

           Average Shares Outstanding            9,764       9,166       9,735       9,210
                                                ======      ======      ======      ======

     Diluted Earnings per Share                 $  .38      $  .30      $  .68      $  .53
         [see (A) and (B) below]                ======      ======      ======      ======

     (A) Calculated using the "Treasury Stock" method as if options were exercised and the funds were used to purchase Common Shares at the average market price during the period.

     (B) Options to purchase 500 common shares and 311,141 common shares during the quarters ended December 31, 1997 and 1996, respectively, and 14,716 common shares and 16,452 common shares during the six month periods ended December 31, 1997 and 1996, respectively, were not included in the computation of diluted earnings per share because the exercise price was greater than the average fair market value of the common shares.

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